Media and Entertainment.com, Inc. and Winsonic Holdings, LTD complete Addendum to the Stock Purchase Agreement.

     Los Angeles, Calif.-(Business Wire) - January 12, 2003


     Companies propose a change of corporate name and stock symbol.

     Media and Entertainment.com, Inc. - (MEDE) and Winsonic
     Holdings, Ltd., announced the completion of an addendum to their previously announced stock purchase agreement.

     The addendum calls for restructuring the agreement to reflect the acquisition of a majority interest in Winsonic Holdings, Ltd., and will comprise of contracts of certain assets and deals from Winsonic Holdings, Ltd.. This will also embody, but not be limited to Winsonic Digital Cable Systems Network, Ltd.

     The Board has also proposed changing the corporate name to Winsonic Digital Cable Systems Network, Ltd - (WDCN). A request to change the stock symbol to letters that reflect the new name is under consideration for submission. Completion of this addendum, subject to customary closing conditions, is expected to become effective upon the completion and review of the audit for Winsonic Holdings, Ltd. by late January or early February of 2004.

     "The addendum to our previous agreement gives Winsonic Digital Cable Systems Network, Ltd. the flexibility to fund a growth and acquisition strategy as well as provide shareholders of Media and Entertainment .com, Inc. an opportunity to benefit directly from those growth opportunities." said Winston Johnson, Chairman and Chief Executive Officer of Media and Entertainment.com, Inc. Winston Johnson will continue to serve as Chairman and Chief Executive Officer.

     About Media and Entertainment.com Inc.

     Media and Entertainment.com Inc is a Technology/ media company whose audio and video streaming process enables users to view all types of content online, in full-screen format, at very high speeds, superb quality and greatly reduced costs..

          This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company's ability to enable customers to access streaming and or gaming content over Internet protocol
          (IP)-based metropolitan and wide area networks. Forward-looking statements may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might" occur. Such forward-looking statements involve risks and uncertainties. The actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.
          Contact:
               Media and Entertainment.com Inc.
               Winston Johnson, 702-492 1282 Winston@Winsonic.net